Exhibit 10.1

Cablevision Systems Corporation has agreed to make office space available from time to time to one of its directors, Marianne Dolan Weber.  Ms. Dolan Weber will be charged an amount equal to the allocated cost of the space on a per diem basis.  The arrangement is expected to remain in place for as long as Ms. Dolan Weber remains as a director but Cablevision can end the arrangement at any time.